ROMA FINANCIAL DECLARES DIVIDEND

ROBBINSVILLE, NJ – September 23, 2009 – Roma Financial Corporation (NASDAQ GS: ROMA) (the Company), the holding company of Roma Bank, announced today that its Board of Directors (the Board) declared the Company’s eleventh consecutive quarterly cash dividend. A dividend of $.08 per share will be paid on or about October 21, 2009 to stockholders of record on October 7, 2009.

“Imprudent actions by investment banks and those banks considered “too big to fail” have unleashed unprecedented legislative and regulatory “reform” initiatives that promise to impose onerous conditions on community banks and may threaten the mutual holding company structure. These are the very institutions which not only did not cause the financial crisis, but have been the key players in the resolution of the crisis as they have continued to make credit available to their markets. Despite what may lie ahead, the Board of Directors is pleased to maintain the current level of quarterly cash dividends”, commented Peter A. Inverso, President and CEO.

“As we enter our 90th year, our strength and solid reputation as a premier community bank continue to attract new customers”, added Inverso.

It remains the current intention of the Board to continue to pay a dividend quarterly. However, the payment and the amount of future dividends will be predicated on the Board’s assessment of the financial condition, earnings and capital requirements, and any regulatory actions.

Roma Financial Corporation is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey. Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 88 years with a complete line of financial products and services. Roma Bank has branch locations in Mercer, Burlington and Ocean counties in New Jersey. Visit Roma online at www.romabank.com

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the Company. We caution that such statements are subject to a number of uncertainties and readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.